Exhibit 99.1

Praxair Reports Full-Year and Fourth-Quarter 2015 Results

  Full-year sales of $10.8 billion and adjusted EPS of $5.80
  Full-year adjusted EBITDA and operating margins grew to record levels of 33.8% and 23.1%, respectively
  Strong full-year operating cash flow of $2.7 billion, 25% of sales; free cash flow of $1.1 billion
  Announced 5% dividend increase; 23rd consecutive annual increase
  $1.5 billion returned to shareholders in 2015 through dividends and net share repurchases
  Return on capital 12.6%; return on equity 34.6%
  Fourth-quarter sales of $2.6 billion; EPS $1.47
  Full-year 2016 EPS guidance of $5.30 to $5.70, -2% to +5%, ex-FX

DANBURY, Conn.--(BUSINESS WIRE)--January 29, 2016--Praxair, Inc. (NYSE:PX) reported fourth-quarter net income and diluted earnings per share of $422 million and $1.47, respectively.

Sales in the fourth quarter were $2,595 million, 13% below the prior-year quarter, primarily due to the impacts of negative currency translation and lower cost pass-through, which reduced sales by 10% and 2%, respectively. Underlying sales were 1% below the prior-year quarter as growth from higher price, new project start-ups and acquisitions was offset by lower volumes due to weaker industrial activity in Brazil and China and in the metals and manufacturing end-markets in North America.

Operating profit in the fourth quarter was $624 million and, excluding currency translation effects, grew 5% above the prior-year quarter. Operating profit as a percentage of sales grew to 24.0% and the EBITDA margin grew to 35.1%.

Fourth-quarter operating cash flow of $791 million funded $387 million of capital expenditures and $204 million of dividends.

For the full year of 2015, reported net income was $1,547 million and diluted earnings per share was $5.35. On an adjusted basis, full-year net income was $1,677 million and diluted earnings per share was $5.80.

Full-year sales were $10,776, 12% below 2014 due to the impacts of negative currency translation and lower cost pass-through, primarily natural gas. Underlying sales were comparable to the prior year as growth from positive price, new project start-ups and acquisitions was offset by lower base volumes in Brazil and China due to weaker underlying industrial activity and in the North American metals, upstream energy and manufacturing end-markets. Reported operating profit was $2,321 million. Adjusted operating profit of $2,493 million was 1% above 2014, excluding negative currency translation.

For full year 2015, the company generated strong operating cash flow of $2,682 million, 25% of sales. After capital expenditures of $1,541 million, free cash flow was $1,141 million. The company invested $82 million in acquisitions, primarily several U.S. packaged gas distributors. The company paid dividends of $819 million and repurchased $637 million of stock, net of issuances, while holding net debt steady. After-tax return on capital and return on equity for the year were 12.6% and 34.6%, respectively.

Commenting on the financial results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “2015 was a challenging year from a macro-economic perspective, but Praxair employees again delivered high-quality results. Full-year operating margin of 23.1% and EBITDA margin of 33.8% grew to record levels. Operating cash flow of $2.7 billion was strong and represented 25% of sales, and free cash flow was $1.1 billion. As a result, we increased our dividend for the 23rd consecutive year.

“The macro-economic headwinds faced in 2015 from negative currency translation and the slowdown in global industrial activity have not yet abated, and we expect a continuation of current trends into 2016. However, we remain confident in our business strategy. We continue to grow the business in more resilient end-markets including food, beverage, healthcare and aerospace, and deliver productivity, cost control and higher pricing. We have new on-site projects starting-up that will contribute growth. And with our strong cash flow, we will continue to reinvest in the future growth of the company through synergistic and accretive tuck-in acquisitions in attractive end-markets as well as new project opportunities where we bring a competitive advantage.

“Praxair’s focus on building network supply density in targeted geographies will continue to deliver solid cash flow generation and position us for highly accretive growth once these cyclical headwinds turn.”

For full-year 2016, Praxair expects diluted earnings per share to be in the range of $5.30 to $5.70, -2% to +5% ex-currency from 2015. This guidance assumes a negative currency impact of approximately 7% versus 2015. Full-year capital expenditures are expected to be approximately $1.5 billion and the effective tax rate is forecasted to remain at approximately 28%.

For the first quarter of 2016, Praxair expects diluted earnings per share in the range of $1.20 to $1.28. This EPS guidance assumes a negative currency impact of approximately 9% year-over-year and 3% sequentially.

Following is additional detail on fourth-quarter 2015 results by segment.

In North America, fourth-quarter sales were $1,421 million, down 3% from the prior-year quarter excluding currency translation and cost pass-through. Organic sales growth from higher pricing and stronger volumes to refinery, food & beverage and healthcare customers was more than offset by weaker volumes in upstream energy, manufacturing and metals end-markets. Operating profit of $406 million grew 9% from the prior year, excluding negative currency translation, primarily due to higher price, productivity and cost control and a gain on asset sale, which more than offset lower volumes.

In Europe, fourth-quarter sales were $325 million, 9% below the prior-year quarter. Organic sales were 4% above the prior year primarily driven by new project contribution, volume growth in Southern Europe and higher price. Operating profit of $62 million grew 13% from the prior year, excluding currency translation, due to volume growth, higher price and lower costs.

In South America, fourth-quarter sales were $299 million, 37% below the prior-year quarter. Sales, excluding negative currency translation, were 1% below prior year as growth from price and acquisitions was offset by lower volumes across most major end-markets due to the recessionary environment. Operating profit was $55 million.

Sales in Asia were $398 million in the quarter, 2% below the prior year quarter. Excluding negative currency translation, cost pass-through and a prior-quarter sale of equipment to a joint venture, sales grew 6%. Organic growth included new project start-ups in China and India. Operating profit of $74 million grew 2% as compared to $77 million in the prior year, excluding currency translation.

Praxair Surface Technologies had fourth-quarter sales of $152 million as compared to $165 million in the prior-year quarter. Excluding negative currency translation and cost pass-through, organic sales were 2% below the prior-year period. Favorable price and aviation customer volume growth was more than offset by weaker sales primarily to the industrial and energy end-markets. Operating profit was $27 million.

About Praxair

Praxair, Inc., a Fortune 250 company with 2015 sales of $11 billion, is the largest industrial gases company in North and South America and one of the largest worldwide. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, service and technologies are making our planet more productive by bringing efficiency and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, primary metals and many others. More information about Praxair is available at www.praxair.com.

Adjusted amounts are non-GAAP measures. Full-year 2015 results are adjusted to exclude the impacts of cost reduction program and other charges recorded in the second and third quarters. Additionally, measures such as EBITDA, free cash flow, after-tax return on capital, return on equity and debt-to-capital are also non-GAAP measures. See the attachments for a summary of non-GAAP reconciliations and calculations of non-GAAP measures.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary, Summary Non-GAAP Reconciliations and Appendix: Non-GAAP Measures.

A teleconference about Praxair’s fourth-quarter results is being held this morning, January 29, 2016 at 11:00am Eastern Time. The number is (631) 485-4849 – Conference ID: 15532199. The call is also available as a webcast live and on-demand at www.praxair.com/investors. Materials to be used in the teleconference are also available on the website.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of changes in pension plan liabilities; the impact of tax, environmental, healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; the impact of information technology system failures, network disruptions and breaches in data security; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. Additionally, financial projections or estimates exclude the impact of special items which the company believes are not indicative of ongoing business performance. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s Form 10-K and 10-Q reports filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2015	2014	2015	2014

SALES	$2,595	$2,990	$10,776	$12,273
Cost of sales	1,426	1,689	5,960	6,962
Selling, general and administrative	275	320	1,152	1,308
Depreciation and amortization	275	291	1,106	1,170
Research and development	23	24	93	96
Cost reduction program and other charges	-	138	172	138
Other income (expense) - net	28	(3)	28	9
OPERATING PROFIT	624	525	2,321	2,608
Interest expense - net	42	79	161	213
INCOME BEFORE INCOME TAXES AND EQUITY INVESTMENTS	582	446	2,160	2,395
Income taxes	163	145	612	691
INCOME BEFORE EQUITY INVESTMENTS	419	301	1,548	1,704
Income from equity investments	12	12	43	42
NET INCOME (INCLUDING NONCONTROLLING INTERESTS)	431	313	1,591	1,746
Less: noncontrolling interests	(9)	(11)	(44)	(52)
NET INCOME - PRAXAIR, INC.	$422	$302	$1,547	$1,694

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS

Basic earnings per share	$1.48	$1.04	$5.39	$5.79

Diluted earnings per share	$1.47	$1.03	$5.35	$5.73

Cash dividends	$0.715	$0.65	$2.86	$2.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	285,288	290,667	287,005	292,494
Diluted shares outstanding (000's)	286,856	293,555	289,055	295,608
Note: See page 9 for a reconciliation to 2015 adjusted amounts which are non-GAAP.

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	December 31,	December 31,
	2015	2014
ASSETS
Cash and cash equivalents	$147	$126
Accounts receivable - net	1,601	1,796
Inventories	531	551
Prepaid and other current assets	347	366
TOTAL CURRENT ASSETS	2,626	2,839
Property, plant and equipment - net	10,998	11,997
Goodwill	2,986	3,121
Other intangibles - net	568	603
Other long-term assets	1,141	1,209
TOTAL ASSETS	$18,319	$19,769

LIABILITIES AND EQUITY
Accounts payable	$791	$864
Short-term debt	250	587
Current portion of long-term debt	6	2
Other current liabilities	846	1,037
TOTAL CURRENT LIABILITIES	1,893	2,490
Long-term debt	8,975	8,636
Other long-term liabilities	2,545	2,457
TOTAL LIABILITIES	13,413	13,583

REDEEMABLE NONCONTROLLING INTERESTS	113	176

PRAXAIR, INC. SHAREHOLDERS' EQUITY:
Common stock	4	4
Additional paid-in capital	4,005	3,994
Retained earnings	12,229	11,461
Accumulated other comprehensive income (loss)	(4,596)	(3,185)
Less: Treasury stock, at cost	(7,253)	(6,651)
Total Praxair, Inc. Shareholders' Equity	4,389	5,623
Noncontrolling interests	404	387
TOTAL EQUITY	4,793	6,010
TOTAL LIABILITIES AND EQUITY	$18,319	$19,769

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2015	2014	2015	2014
OPERATIONS
Net income - Praxair, Inc.	$422	$302	$1,547	$1,694
Noncontrolling interests	9	11	44	52
Net income (including noncontrolling interests)	431	313	1,591	1,746

Adjustments to reconcile net income to net cash provided
by operating activities:
Cost reduction program and other charges, net of payments	(18)	138	121	138
Depreciation and amortization	275	291	1,106	1,170
Accounts receivable	58	64	1	(80)
Inventory	(9)	10	(23)	(42)
Payables and accruals	(20)	16	(40)	13
Pension contributions	(2)	(4)	(15)	(18)
Deferred income taxes and other	76	(56)	(59)	(59)
Net cash provided by operating activities	791	772	2,682	2,868

INVESTING
Capital expenditures	(387)	(482)	(1,541)	(1,689)
Acquisitions, net of cash acquired	(39)	(15)	(82)	(206)
Divestitures and asset sales	75	6	320	92
Net cash used for investing activities	(351)	(491)	(1,303)	(1,803)

FINANCING
Debt increase (decrease) - net	(203)	195	168	589
Issuances of common stock	14	18	88	103
Purchases of common stock	(21)	(300)	(725)	(862)
Cash dividends - Praxair, Inc. shareholders	(204)	(189)	(819)	(759)
Excess tax benefit on stock option exercises	1	3	19	31
Noncontrolling interest transactions and other	3	13	(28)	(110)
Net cash provided by (used for) financing activities	(410)	(260)	(1,297)	(1,008)

Effect of exchange rate changes on cash and
cash equivalents	(19)	(63)	(61)	(69)

Change in cash and cash equivalents	11	(42)	21	(12)
Cash and cash equivalents, beginning-of-period	136	168	126	138

Cash and cash equivalents, end-of-period	$147	$126	$147	$126

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	December 31,		December 31,
	2015	2014	2015	2014
SALES
North America	$1,421	$1,589	$5,865	$6,436
Europe	325	356	1,320	1,546
South America	299	473	1,431	1,993
Asia	398	407	1,551	1,619
Surface Technologies	152	165	609	679
Consolidated sales	$2,595	$2,990	$10,776	$12,273

OPERATING PROFIT
North America	$406	$388	$1,558	$1,580
Europe	62	63	250	291
South America	55	105	291	449
Asia	74	77	289	303
Surface Technologies	27	30	105	123
Segment operating profit	624	663	2,493	2,746
Cost reduction program and other charges	-	(138)	(172)	(138)
Total operating profit	$624	$525	$2,321	$2,608

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2015 (b)				2014 (c)
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,595	$2,686	$2,738	$2,757	$2,990	$3,144	$3,113	$3,026
Cost of sales	1,426	1,488	1,516	1,530	1,689	1,780	1,767	1,726
Selling, general and administrative	275	281	297	299	320	327	335	326
Depreciation and amortization	275	276	278	277	291	301	293	285
Research and development	23	23	23	24	24	25	24	23
Cost reduction program and other charges	-	26	146	-	138	-	-	-
Other income (expense) - net	28	2	2	(4)	(3)	-	3	9
Operating profit	624	594	480	623	525	711	697	675
Interest expense - net	42	35	40	44	79	45	43	46
Income taxes	163	156	131	162	145	187	183	176
Income from equity investments	12	10	10	11	12	11	10	9
Net income (including noncontrolling interests)	431	413	319	428	313	490	481	462
Less: noncontrolling interests	(9)	(12)	(11)	(12)	(11)	(13)	(14)	(14)
Net income - Praxair, Inc.	$422	$401	$308	$416	$302	$477	$467	$448

PER SHARE DATA - PRAXAIR, INC. SHAREHOLDERS
Diluted earnings per share	$1.47	$1.40	$1.06	$1.43	$1.03	$1.62	$1.58	$1.51
Cash dividends per share	$0.715	$0.715	$0.715	$0.715	$0.65	$0.65	$0.65	$0.65
Diluted weighted average shares outstanding (000's)	286,856	287,311	290,102	291,652	293,555	295,239	295,976	297,253

ADJUSTED AMOUNTS (a)
Operating profit	$624	$620	$626	$623	$663	$711	$697	$675
Operating margin	24.0%	23.1%	22.9%	22.6%	22.2%	22.6%	22.4%	22.3%
Net Income	$422	$419	$420	$416	$460	$477	$467	$448
Diluted earnings per share	$1.47	$1.46	$1.45	$1.43	$1.57	$1.62	$1.58	$1.51

FROM THE BALANCE SHEET
Net debt (a)	$9,084	$9,344	$9,177	$9,243	$9,099	$8,922	$8,959	$9,092
Capital (a)	$13,990	$14,157	$14,696	$14,806	$15,285	$16,052	$16,459	$16,285
Debt-to-capital ratio (a)	64.9%	66.0%	62.4%	62.4%	59.5%	55.6%	54.4%	55.8%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$791	$676	$707	$508	$772	$713	$847	$536
Cash flow used for investing activities	351	400	152	400	491	436	425	451
Cash flow used for financing activities	410	260	527	100	260	267	397	84
Capital expenditures	387	405	352	397	482	430	384	393
Acquisitions	39	-	38	5	15	21	46	124
Cash dividends	204	203	205	207	189	189	190	191

OTHER INFORMATION
After-tax return on capital (ROC) (a)	12.6%	12.5%	12.6%	12.7%	12.7%	12.6%	12.6%	12.6%
Return on Praxair, Inc. shareholders' equity (ROE) (a)	34.6%	32.5%	30.5%	29.6%	28.7%	28.2%	28.3%	28.7%
Adjusted EBITDA (a)	$911	$906	$914	$911	$966	$1,023	$1,000	$969
Adjusted EBITDA margin (a)	35.1%	33.7%	33.4%	33.0%	32.3%	32.5%	32.1%	32.0%
Debt-to-adjusted EBITDA ratio (a)	2.5	2.5	2.4	2.3	2.3	2.2	2.3	2.3
Number of employees	26,657	26,989	27,302	27,680	27,780	27,626	27,735	27,578

SEGMENT DATA
SALES
North America	$1,421	$1,463	$1,482	$1,499	$1,589	$1,639	$1,628	$1,580
Europe	325	338	331	326	356	385	408	397
South America	299	343	388	401	473	523	509	488
Asia	398	395	387	371	407	426	394	392
Surface Technologies	152	147	150	160	165	171	174	169
Total sales	$2,595	$2,686	$2,738	$2,757	$2,990	$3,144	$3,113	$3,026
OPERATING PROFIT
North America	$406	$385	$388	$379	$388	$416	$398	$378
Europe	62	63	63	62	63	71	78	79
South America	55	70	81	85	105	118	113	113
Asia	74	77	69	69	77	75	76	75
Surface Technologies	27	25	25	28	30	31	32	30
Segment operating profit	624	620	626	623	663	711	697	675
Cost reduction program and other charges	-	(26)	(146)	-	(138)	-	-	-
Total operating profit	$624	$594	$480	$623	$525	$711	$697	$675
(a)	Non-GAAP measure, see Appendix.

(b)	2015 includes (i) a pre-tax pension settlement charge of $7 million ($5 million after-tax, or $0.02 per diluted share) in the third quarter related to lump sum benefit payments made from the U.S. supplemental pension plan, and (ii) pre-tax charges of $19 million ($13 million after-tax, or $0.04 per diluted share) in the third quarter and $146 million ($112 million after-tax and non-controlling interests, or $0.39 per diluted share) in the second quarter, primarily related to cost reduction actions taken in response to lower volumes resulting from economic slowdown in emerging markets and energy related end-markets. The cost reduction charges by segment are as follows: $67 million in South America; $34 million in North America; $25 million in Asia; $20 million in Europe; and $19 million in Surface Technologies.

(c)	2014 includes: (i) a charge of $36 million ($22 million after-tax, or $0.07 per diluted share) related to a bond redemption, (ii) a charge of $7 million ($5 million after-tax, or $0.02 per diluted share) related to pension settlement and (iii) a charge of $131 million ($131 million after-tax, or $0.45 per diluted share), related to a Venezuela currency devaluation. Refer to Notes 2 and 7 to Praxair's 2014 Annual Report for additional information.

PRAXAIR, INC. AND SUBSIDIARIES
SUMMARY NON-GAAP RECONCILIATIONS
(UNAUDITED)

The following adjusted amounts are non-GAAP measures and are intended to supplement investors' understanding of the company's financial statements by providing measures which investors, financial analysts and management use to help evaluate the company's operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. See the Non-GAAP reconciliations starting on page 10 for additional details relating to the Non-GAAP adjustments.

(Millions of dollars, except per share amounts)

	Sales		Operating Profit		Net Income - Praxair, Inc.		Diluted EPS
	2015	2014	2015	2014	2015	2014	2015	2014
Quarter Ended December 31
Reported GAAP Amounts	$2,595	$2,990	$624	$525	$422	$302	$1.47	$1.03
Pension settlement charges (a)	-	-	-	7	-	5	-	0.02
Cost reduction program and other charges (b)	-	-	-	-	-	-	-	-
Bond redemption (c)	-	-	-	-	-	22	-	0.07
Venezuela currency devaluation (d)	-	-	-	131	-	131	-	0.45
Total adjustments	-	-	-	138	-	158	-	0.54
Adjusted amounts	$2,595	$2,990	$624	$663	$422	$460	$1.47	$1.57

Year To Date December 31
Reported GAAP Amounts	$10,776	$12,273	$2,321	$2,608	$1,547	$1,694	$5.35	$5.73
Pension settlement charges (a)	-	-	7	7	5	5	0.02	0.02
Cost reduction program and other charges(b)	-	-	165	-	125	-	0.43	-
Bond redemption (c)	-	-	-	-	-	22	-	0.07
Venezuela currency devaluation (d)	-	-	-	131	-	131	-	0.45
Total adjustments	-	-	172	138	130	158	0.45	0.54
Adjusted amounts	$10,776	$12,273	$2,493	$2,746	$1,677	$1,852	$5.80	$6.27
(a)	Pension settlement charges were recorded in the 2015 third quarter and 2014 fourth quarter related to lump sum benefit payments made to a number of former employees.
(b)	Cost reduction program and other charges were recorded in the 2015 second and third quarters.
(c)	Charge in the 2014 fourth quarter related to the redemption of the $400 million 5.375% notes due in 2016.
(d)	Charge in the 2014 fourth quarter related to the Venezuela currency devaluation.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)

The following non-GAAP measures are intended to supplement investors’ understanding of the company’s financial information by providing measures which investors, financial analysts and management use to help evaluate the company’s financial leverage, return on capital and operating performance. Items which the company does not believe to be indicative of on-going business trends are excluded from these calculations so that investors can better evaluate and analyze historical and future business trends on a consistent basis. Definitions of these non-GAAP measures may not be comparable to similar definitions used by other companies and are not a substitute for similar GAAP measures. Adjusted amounts exclude the impacts of the 2015 third quarter cost reduction program and pension settlement, 2015 second quarter cost reduction program and other charges, 2014 fourth quarter pension settlement, bond redemption and loss on Venezuela currency devaluation, 2013 fourth quarter bond redemption and the income tax benefit related to the realignment of Praxair's Italian legal structure, 2013 third quarter pension settlement, and the 2013 first quarter loss on Venezuela currency devaluation.

	2015				2014				2013
	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1

Free Cash Flow (FCF) - Free cash flow is a measure used by investors, financial analysts and management to evaluate the ability of a company to pursue opportunities that enhance shareholder value. FCF equals cash flow from operations less capital expenditures.

Operating cash flow	$791	$676	$707	$508	$772	$713	$847	$536	$964	$904	$577	$472
Less: capital expenditures	(387)	(405)	(352)	(397)	(482)	(430)	(384)	(393)	(516)	(516)	(522)	(466)
Free Cash Flow	$404	$271	$355	$111	$290	$283	$463	$143	$448	$388	$55	$6

Debt-to-Capital Ratio - The debt-to-capital ratio is a measure used by investors, financial analysts and management to provide a measure of financial leverage and insights into how the company is financing its operations.

Debt (a)	$9,231	$9,480	$9,313	$9,360	$9,225	$9,090	$9,132	$9,236	$8,779	$8,994	$9,072	$8,644
Less: cash and cash equivalents	(147)	(136)	(136)	(117)	(126)	(168)	(173)	(144)	(138)	(134)	(102)	(113)
Net debt	9,084	9,344	9,177	9,243	9,099	8,922	8,959	9,092	8,641	8,860	8,970	8,531
Equity and redeemable noncontrolling interests:
Redeemable noncontrolling interests	113	169	175	170	176	190	194	195	307	290	259	255
Praxair, Inc. shareholders' equity	4,389	4,264	4,964	5,018	5,623	6,552	6,911	6,600	6,609	6,210	5,928	6,169
Noncontrolling interests	404	380	380	375	387	388	395	398	394	365	357	357
Total equity and redeemable noncontrolling interests	4,906	4,813	5,519	5,563	6,186	7,130	7,500	7,193	7,310	6,865	6,544	6,781
Capital	$13,990	$14,157	$14,696	$14,806	$15,285	$16,052	$16,459	$16,285	$15,951	$15,725	$15,514	$15,312

Debt-to-capital	64.9%	66.0%	62.4%	62.4%	59.5%	55.6%	54.4%	55.8%	54.2%	56.3%	57.8%	55.7%

After-tax Return on Capital (ROC) - After-tax return on capital is a measure used by investors, financial analysts and management to evaluate the return on net assets employed in the business. ROC measures the after-tax operating profit that the company was able to generate with the investments made by all parties in the business (debt, noncontrolling interests and Praxair, Inc. shareholders’ equity).

Adjusted operating profit (b)	$624	$620	$626	$623	$663	$711	$697	$675	$690	$679	$665	$623
Less: adjusted income taxes (b)	(163)	(164)	(164)	(162)	(161)	(187)	(183)	(176)	(182)	(178)	(174)	(164)
Less: tax benefit on adjusted interest expense (b)	(12)	(10)	(11)	(12)	(12)	(13)	(12)	(13)	(11)	(11)	(11)	(11)
Add: income from equity investments	12	10	10	11	12	11	10	9	9	8	11	10
Adjusted net operating profit after-tax (NOPAT)	$461	$456	$461	$460	$502	$522	$512	$495	$506	$498	$491	$458
4-quarter trailing adjusted NOPAT	$1,838	$1,879	$1,945	$1,996	$2,031	$2,035	$2,011	$1,990	$1,953	$1,900	$1,859	$1,836

Ending capital (see above)	$13,990	$14,157	$14,696	$14,806	$15,285	$16,052	$16,459	$16,285	$15,951	$15,725	$15,514	$15,312
5-quarter average ending capital	$14,587	$14,999	$15,460	$15,777	$16,007	$16,094	$15,987	$15,757	$15,270	$14,798	$14,252	$13,794

After-tax ROC (4-quarter trailing NOPAT / 5-quarter average capital)	12.6%	12.5%	12.6%	12.7%	12.7%	12.6%	12.6%	12.6%	12.8%	12.8%	13.0%	13.3%

Return on Praxair, Inc. Shareholders' Equity (ROE) - Return on Praxair, Inc. shareholders' equity is a measure used by investors, financial analysts and management to evaluate operating performance from a Praxair shareholder perspective. ROE measures the net income attributable to Praxair, Inc. that the company was able to generate with the money shareholders have invested.

Adjusted net income - Praxair, Inc. (b)	$422	$419	$420	$416	$460	$477	$467	$448	$462	$451	$445	$414
4-quarter trailing adjusted net income - Praxair, Inc.	$1,677	$1,715	$1,773	$1,820	$1,852	$1,854	$1,828	$1,806	$1,772	$1,724	$1,692	$1,676

Ending Praxair, Inc. shareholders' equity	$4,389	$4,264	$4,964	$5,018	$5,623	$6,552	$6,911	$6,600	$6,609	$6,210	$5,928	$6,169
5-quarter average Praxair shareholders' equity	$4,852	$5,284	$5,814	$6,141	$6,459	$6,576	$6,452	$6,303	$6,196	$6,077	$5,958	$5,961

ROE (4-quarter trailing adjusted net income - Praxair, Inc. / 5-quarter average Praxair shareholders' equity)	34.6%	32.5%	30.5%	29.6%	28.7%	28.2%	28.3%	28.7%	28.6%	28.4%	28.4%	28.1%

Adjusted EBITDA, Adjusted EBITDA Margin and Debt-to-Adjusted EBITDA Ratio- These measures are used by investors, financial analysts and management to assess a company's ability to meet its financial obligations.

Adjusted net income - Praxair, Inc. (b)	$422	$419	$420	$416	$460	$477	$467	$448	$462	$451	$445	$414
Add: adjusted noncontrolling interests (b)	9	12	12	12	11	13	14	14	17	17	16	15
Add: adjusted interest expense - net (b)	42	35	40	44	43	45	43	46	38	41	41	40
Add: adjusted income taxes (b)	163	164	164	162	161	187	183	176	182	178	174	164
Add: depreciation and amortization	275	276	278	277	291	301	293	285	287	281	275	266
Adjusted EBITDA	$911	$906	$914	$911	$966	$1,023	$1,000	$969	$986	$968	$951	$899

Reported sales	$2,595	$2,686	$2,738	$2,757	$2,990	$3,144	$3,113	$3,026	$3,010	$3,013	$3,014	$2,888
Adjusted EBITDA margin	35.1%	33.7%	33.4%	33.0%	32.3%	32.5%	32.1%	32.0%	32.8%	32.1%	31.6%	31.1%

Full Year:
Reported sales	$10,776				$12,273
Adjusted EBITDA (below)	$3,642				$3,958
Adjusted EBITDA margin	33.8%				32.2%

Ending net debt (see above)	$9,084	$9,344	$9,177	$9,243	$9,099	$8,922	$8,959	$9,092	$8,641	$8,860	$8,970	$8,531
5-quarter average net debt	$9,189	$9,157	$9,080	$9,063	$8,943	$8,895	$8,904	$8,819	$8,436	$8,108	$7,710	$7,261
4-quarter trailing adjusted EBITDA	$3,642	$3,697	$3,814	$3,900	$3,958	$3,978	$3,923	$3,874	$3,804	$3,697	$3,608	$3,550

Debt-to-adjusted EBITDA ratio (5-quarter average net debt / 4-quarter trailing adjusted EBITDA)	2.5	2.5	2.4	2.3	2.3	2.2	2.3	2.3	2.2	2.2	2.1	2.0
(a)	Prior period amounts have been restated to reflect the adoption, in the fourth quarter 2015, of Accounting Standard Update ("ASU") 2015-03 relating to the presentation of debt issuance costs.

(b)	The following table presents adjusted amounts for Operating Profit and Operating Profit Margin, Interest Expense - net, Income Taxes, Effective Tax Rate, Noncontrolling Interests, Net income - Praxair, Inc., and Diluted EPS for the periods presented. Additionally, this table presents cash income taxes and cash interest, net of interest capitalized and excluding the bond redemption costs for 2015, 2014 and 2013; and presents the percentage changes in Diluted EPS Guidance for the first quarter and full year 2016 as compared to 2015 Diluted EPS on both a GAAP and adjusted basis. The adjusted percentages are based on Adjusted diluted EPS amounts, excluding estimated currency impacts.

	Year	Third Quarter	Second Quarter	Year	Fourth Quarter	Year	Fourth Quarter	Third Quarter	First Quarter
	2015	2015	2015	2014	2014	2013	2013	2013	2013
Adjusted Operating Profit and Operating Profit Margin
Reported operating profit	$2,321	$594	$480	$2,608	$525	$2,625	$690	$670	$600
Add: Cost reduction program and other charges	165	19	146	-	-	-	-	-	-
Add: Pension settlement charge	7	7	-	7	7	9	-	9	-
Add: Venezuela currency devaluation	-	-	-	131	131	23	-	-	23
Total adjustments	172	26	146	138	138	32	-	9	23
Adjusted operating profit	$2,493	$620	$626	$2,746	$663	$2,657	$690	$679	$623

Reported percentage change	-11%
Adjusted percentage change	-9%

Reported sales	$10,776	$2,686	$2,738	$12,273	$2,990	$11,925	$3,010	$3,013	$2,888
Adjusted operating profit margin	23.1%	23.1%	22.9%	22.4%	22.2%	22.3%	22.9%	22.5%	21.6%

Adjusted Interest Expense - net
Reported interest expense - net	$161	$35	$40	$213	$79	$178	$56	$41	$40
Less: Bond redemption	-	-	-	(36)	(36)	(18)	(18)	-	-
Adjusted interest expense - net	$161	$35	$40	$177	$43	$160	$38	$41	$40

Adjusted Income Taxes
Reported income taxes	$612	$156	$131	$691	$145	$649	$136	$175	$164
Add: Cost reduction program and other charges	39	6	33	-	-	-	-	-	-
Add: Bond redemption	-	-	-	14	14	6	6	-	-
Add: Income tax benefit	-	-	-	-	-	40	40	-	-
Add: Pension settlement charge	2	2	-	2	2	3	-	3	-
Total adjustments	41	8	33	16	16	49	46	3	-
Adjusted income taxes	$653	$164	$164	$707	$161	$698	$182	$178	$164

Adjusted Effective Tax Rate
Reported income before income taxes and equity investments	$2,160	$559	$440	$2,395	$446	$2,447	$634	$629	$560
Add: Cost reduction program and other charges	165	19	146	-	-	-	-	-	-
Add: Bond redemption	-	-	-	36	36	18	18	-	-
Add: Pension settlement charge	7	7	-	7	7	9	-	9	-
Add: Venezuela currency devaluation	-	-	-	131	131	23	-	-	23
Total adjustments	172	26	146	174	174	50	18	9	23
Adjusted income before income taxes and equity investments	$2,332	$585	$586	$2,569	$620	$2,497	$652	$638	$583

Adjusted income taxes (above)	$653	$164	$164	$707	$161	$698	$182	$178	$164
Adjusted effective tax rate	28%	28%	28%	28%	26%	28%	28%	28%	28%

Adjusted Noncontrolling Interests
Reported noncontrolling interests	$44	$12	$11	$52	$11	$81	$33	$17	$15
Add: Cost reduction program and other charges	1	-	1	-	-	-	-	-	-
Less: Income tax benefit	-	-	-	-	-	(16)	(16)	-	-
Total adjustments	1	-	1	-	-	(16)	(16)	-	-
Adjusted noncontrolling interests	$45	$12	$12	$52	$11	$65	$17	$17	$15

Adjusted Net Income - Praxair, Inc.
Reported net income - Praxair, Inc.	$1,547	$401	$308	$1,694	$302	$1,755	$474	$445	$391
Add: Cost reduction program and other charges	125	13	112	-	-	-	-	-	-
Add: Bond redemption	-	-	-	22	22	12	12	-	-
Less: Income tax benefit	-	-	-	-	-	(24)	(24)	-	-
Add: Pension settlement charge	5	5	-	5	5	6	-	6	-
Add: Venezuela currency devaluation	-	-	-	131	131	23	-	-	23
Total adjustments	130	18	112	158	158	17	(12)	6	23
Adjusted net income - Praxair, Inc.	$1,677	$419	$420	$1,852	$460	$1,772	$462	$451	$414

Reported percentage change	-9%
Adjusted percentage change	-9%

Adjusted Diluted EPS
Reported diluted EPS	$5.35	$1.40	$1.06	$5.73	$1.03	$5.87	$1.59	$1.49	$1.30
Add: Cost reduction program and other charges	0.43	0.04	0.39	-	-	-	-	-	-
Add: Bond redemption	-	-	-	0.07	0.07	0.04	0.04	-	-
Less: Income tax benefit	-	-	-	-	-	(0.08)	(0.08)	-	-
Add: Pension settlement charge	0.02	0.02	-	0.02	0.02	0.02	-	0.02	-
Add: Venezuela currency devaluation	-	-	-	0.45	0.45	0.08	-	-	0.08
Total adjustments	0.45	0.06	0.39	0.54	0.54	0.06	(0.04)	0.02	0.08
Adjusted diluted EPS	$5.80	$1.46	$1.45	$6.27	$1.57	$5.93	$1.55	$1.51	$1.38

Cash Income Taxes and Interest
Income taxes paid	$420			$606		$532
Interest paid, net of interest capitalized and excluding bond redemption	$174			$174		$166

First Quarter and Full-Year 2016 Diluted EPS Guidance*
	First Quarter 2016				Full Year 2016
	Low End	High End			Low End	High End

2016 adjusted diluted EPS guidance	$1.20	$1.28			$5.30	$5.70
2015 adjusted diluted EPS (see above for full year amounts)	$1.43	$1.43			$5.80	$5.80

Adjusted percentage change	-16%	-11%			-9%	-2%
Adjusted percentage changes, excluding estimated currency impact	-7%	-2%			-2%	5%

* Excludes cost reduction charges recorded in the second and third quarter and the pension settlement charge recorded in the third quarter.

CONTACT:
Praxair, Inc.
Investors
Kelcey Hoyt, 203-837-2118
kelcey_hoyt@praxair.com
or
Media
Jason Stewart, 203-837-2448
jason_stewart@praxair.com